Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in W. R. Grace & Co.'s Annual Report on Form 10‑K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
February 27, 2014